Exhibit 10.8

FORM OF RETENTION BONUS AGREEMENT

THIS RETENTION BONUS AGREEMENT (the “Agreement”), entered into by and between enGene USA, Inc. (“the Company”) and [NAME] (the “Employee”), shall be effective _____, 2026.

WHEREAS, the Company has determined that it is appropriate to award a retention bonus to the Employee whose continued service is particularly important to the success of the Company.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.
Eligibility for Retention Bonus. Subject to the terms of this Agreement, the Employee shall be eligible to receive a retention bonus, if the Employee remains an employee of the Company in Good Standing through the applicable payment dates provided below. For purposes of this Agreement, the Employee will be considered to be in “Good Standing” on a given date if, on the applicable date, the Employee is employed by, or providing service to, the Company, has not tendered oral or written notice of intent to resign or retire effective as of a date on or before the given date, has not behaved in a manner that would be grounds for discharge for “Cause” (as defined in the Employee’s employment agreement with the Company), and is in compliance with the terms, provisions and restrictions set forth in this Agreement and all other contractual obligations to the Company.
2.
Retention Bonus. Subject to the terms of this Agreement, the Employee is eligible to receive a retention bonus in an amount up to $150,000 (the “Bonus Amount”), payable as follows, less applicable withholdings. For this purpose, a “Qualifying Termination” means termination of the Employee’s employment by the Company without Cause.
a.
$50,000 on the Company’s first administratively feasible payroll date following (but no later than thirty days following) the earlier of (i) the completion of the pre-Biologics License Application (“pre-BLA”) meeting with U.S. Food and Drug Administration (“FDA”) with respect to detalimogene (provided that such pre-BLA meeting takes place no later than December 31, 2026) and (ii) a Qualifying Termination at any time prior to December 31, 2026, and
b.
$100,000 on the Company’s first administratively feasible payroll date following (but no later than thirty days following) the earlier of (i) the date on which the Company receives confirmation from the FDA that the Company’s filing of the BLA with the FDA with respect to detalimogene has been completed and accepted by the FDA (provided that such confirmation is received by the Company from the FDA no later than September 30, 2027) and (ii) a Qualifying Termination at any time prior to September 30, 2027.

Notwithstanding the foregoing, (i) in the event that the Board of Directors of enGene Therapeutics, Inc. (the “Board”) determines on or about July 15, 2026 that the Company should not proceed with a pre-BLA meeting with the FDA with respect to detalimogene, then the Employee shall not be entitled to receive any portion of the Bonus Amount, and (ii) in the event that the Board determines on or about July 15, 2026 that the Company should proceed with a pre-BLA meeting with the FDA with respect to detalimogene but subsequently at any time thereafter either the Company or the Board determines that the Company should not hold or participate in such pre-BLA meeting with the FDA, then, in lieu of the Bonus Amount, the Employee shall be entitled to receive a cash retention bonus in the amount of $100,000 (the “Alternate Bonus Amount”) on the Company’s first administratively feasible payroll date following (but no later than thirty days following) the date on which the Company or the Board determines not to hold or participate in such pre-BLA meeting with the FDA.

If the Employee’s employment with the Company terminates for any reason other than a Qualifying Termination, the Employee shall not be entitled to any payment under this Agreement following such termination of employment, and upon such termination of employment, the Employee will cease to have any rights under this Agreement.

For the avoidance of doubt, if the Company does not meet the milestone in Section 2(a)(i) but does meet the milestone in Section 2(b)(i), and a Qualifying Termination does not occur prior to December 31, 2026, the Employee may be eligible for the payment set forth in Section 2(b), subject to the other terms of this Agreement, but shall not be eligible for the payment set forth in Section 2(a).

3.
Tax Withholding. All payments under this Agreement will be made subject to applicable federal, state, and local tax withholding.
4.
No Employment Rights. Nothing about this Agreement shall change the Employee’s at-will status with the Company. This Agreement does not give the Employee any right to continued employment with the Company or interfere with the Company’s right to terminate the Employee’s employment in its discretion at any time and for any reason.
5.
Section 409A. This Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended, or an exemption (specifically, the short-term deferral exemption of section 409A), and shall in all respects be administered in accordance with such intention. Distributions may only be made under the Agreement upon an event and in a manner permitted by section 409A or an exemption. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A. In no event may the Employee, directly or indirectly, designate the calendar year of a payment, and if a payment that is subject to execution of the release could be made in more than one taxable year, based on timing of the execution of the release, payment shall be made in the later year.
6.
Entire Agreement; Construction. This agreement constitutes the entire agreement of the parties with regard to the subject matter hereof and terminates and supersedes any and all prior agreements, understandings and representations, whether written or oral, by or between the parties hereto or their affiliates which may have related to the subject matter hereof in any way, including, without limitation, any other retention bonus agreement, which is hereby terminated and cancelled and of no further force or effect, without the payment of any additional consideration by or to either of the parties hereto. The headings in this Agreement are intended solely for the convenience of reference and should be given no effect in the construction or interpretation of this Agreement.
7.
Termination and Amendment. This Agreement shall terminate immediately on the earliest of the following: (a) the date the Bonus Amount is paid, (b) the date the Alternate Bonus Amount is paid, (c) the date (if on or about July 15, 2026) the Board determines not proceed with a pre-BLA meeting with the FDA with respect to detalimogene, (d) the date a termination of employment or resignation event occurs pursuant to Section 2 that results in no further payments becoming due and payable, and (e) September 30, 2027. This Agreement may be amended only by written agreement signed by an authorized representative of each party.
8.
Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Massachusetts without giving effect to any conflict of laws provisions.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

enGene USA, Inc.

By:

Name:

Title:

[Name of Employee]